                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Ragen MacKenzie Group Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                    [LOGO OF RAGEN MACKENZIE APPEARS HERE]

                                          December 18, 1998

Dear Shareholder:

  You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Ragen MacKenzie Group Incorporated (the "Annual Meeting") to be held at 1:30 p.m. on Thursday, January 28, 1999, at Benaroya Hall, 200 University Street, Seattle, Washington.

  At the Annual Meeting, the shareholders will be asked to elect four directors with terms to expire at the 2000 Annual Meeting of Shareholders and four directors with terms to expire at the 2001 Annual Meeting of Shareholders. The accompanying Notice of 1999 Annual Meeting of Shareholders and Proxy Statement describe the matter to be presented at the Annual Meeting.

  The Board of Directors unanimously recommends that shareholders vote for the election of the nominated directors.

  Whether or not you plan to attend the Annual Meeting, we hope that you will ensure that your stock is represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ LESA A. SROUFE
                                          Lesa A. Sroufe
                                          Chairman of the Board and
                                           Chief Executive Officer

                                   IMPORTANT

  A proxy card is enclosed. All shareholders are urged to complete and mail the card promptly. The enclosed envelope for return of the proxy card requires no postage if mailed in the United States. Any shareholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed proxy will be revoked.

                   IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

                     [LOGO OF RAGEN MACKENZIE APPEARS HERE]

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD JANUARY 28, 1999

To the Shareholder:

  The 1999 Annual Meeting of Shareholders of Ragen MacKenzie Group Incorporated (the "Annual Meeting") will be held at Benaroya Hall, 200 University Street, Seattle, Washington, at 1:30 p.m. on Thursday, January 28, 1999, for the following purpose:

  To elect four directors with terms to expire at the 2000 Annual Meeting of Shareholders and four directors with terms to expire at the 2001 Annual Meeting of Shareholders.

  The Board of Directors has fixed December 11, 1998 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

  ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION. SHAREHOLDERS ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY SENT IN A PROXY CARD.

                                         By Order of the Board of Directors,

                                         /s/ V. LAWRENCE BENSUSSEN
                                         V. Lawrence Bensussen
                                         Senior Vice President, Chief
                                          Financial
                                          Officer and Secretary

Seattle, Washington
December 18, 1998

                      RAGEN MACKENZIE GROUP INCORPORATED

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON THURSDAY, JANUARY 28, 1999

GENERAL

  The enclosed proxy is solicited by the Board of Directors of Ragen MacKenzie Group Incorporated, a Washington corporation (the "Company"), for use at the 1999 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 1:30 p.m. on Thursday, January 28, 1999, at Benaroya Hall, 200 University Street, Seattle, Washington, and at any adjournment or postponement thereof.

  The Company's principal offices are located at 999 Third Avenue, Suite 4300, Seattle, Washington 98104. This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of the Company on or about December 18, 1998.

OUTSTANDING SECURITIES AND VOTING RIGHTS

  Only holders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on December 11, 1998 will be entitled to vote at the Annual Meeting. On that date the Company had 13,273,340 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Under applicable law and the Company's Articles of Incorporation and Bylaws, if a quorum is present at the Annual Meeting, the eight nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy shall be elected directors. A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. In the election of directors, an abstention will have no effect on the outcome. Abstentions will be included in determining whether a quorum is present at the Annual Meeting. There can be no broker nonvotes on this matter since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of a director.

PROXY VOTING

  Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions noted thereon, or, in the absence of directions to the contrary, will be voted "FOR" the election of the nominees to the Board of Directors named on the following pages. The Company does not expect any matter other than the election of directors will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

REVOCATION

  Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.

                        PROPOSAL: ELECTION OF DIRECTORS

  Eight directors will be elected at the 1999 Annual Meeting and will be divided into two classes to hold office for either one or two year terms, as specified below. Following the Annual Meeting, elections of directors will be staggered, and directors will be elected to serve for two-year terms. Each director elected will continue in office until his or her successor has been elected and qualified. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Unless otherwise instructed, the persons named as proxies on the accompanying proxy card intend to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the eight nominees will be available to serve as directors of the Company, if any of them should be unwilling or unable to serve, the persons named as proxies will vote for the election of such substitute nominee or nominees as may be designated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

NOMINEES FOR ELECTION--CLASS I--TERMS EXPIRE AT 2000 ANNUAL MEETING

  Kirby L. Cramer, age 62, has served as a director of the Company since June 1998. Mr. Cramer is Chairman Emeritus of Hazleton Laboratories Corporation and a Trustee Emeritus and former President of the University of Virginia's Colgate Darden Graduate School of Business Administration's Board of Trustees. Mr. Cramer is also past Chairman of the Advisory Board of the School of Business Administration of the University of Washington and Chairman of the Major Gifts Committee of the University of Washington Foundation. He also serves on the boards of directors of Immunex Corporation, Unilab, Inc., The Commerce Bank of Washington, Landec Corporation, Northwestern Trust Company and SonoSite, Inc. Mr. Cramer is a graduate of Northwestern University and the University of Washington and completed the Advanced Management Program at Harvard Business School. In addition, Mr. Cramer has an honorary Doctor of Law degree from James Madison University and is a Chartered Financial Analyst.

  John L. MacKenzie, age 62, has served as a director of the Company since April 1998. He has served as a director of Ragen MacKenzie Incorporated, a wholly owned subsidiary of and predecessor to the Company ("RMI"), since joining RMI in November 1988, and served as President of RMI from November 1988 until November 1990. Mr. MacKenzie holds a bachelor's degree in accounting from the University of Iowa.

  Peter B. Madoff, age 53, has served as a director of the Company since June 1998. Since 1965, Mr. Madoff has served as Senior Managing Director of Bernard
L. Madoff Investment Securities. Mr. Madoff serves on the boards of directors of the Cincinnati Stock Exchange and the National Securities Clearing Corporation and, from 1993 until 1994, served as the Vice Chairman of the Board of Directors of the National Association of Securities Dealers, Inc. He holds a bachelor's degree from Queens College and a law degree from Fordham Law School.

  Robert J. Mortell, Jr., age 53, has served as President, Chief Operating Officer, Treasurer and a director of the Company since April 1998. He has served as a director of RMI since RMI's incorporation in 1987, and as President and Chief Operating Officer of RMI since April 1996. Mr. Mortell served as RMI's Co-Chief Operating Officer from 1990 to April 1996 and as Chief Financial Officer from 1987 until July 1996. Mr. Mortell holds a bachelor's degree in finance from Seattle University.

NOMINEES FOR ELECTION--CLASS II--TERMS EXPIRE AT 2001 ANNUAL MEETING

  Arthur W. Harrigan, Jr., age 54, has served as a director of the Company since June 1998. Mr. Harrigan was a partner of the law firm Lane Powell Moss & Miller from 1975 until 1985 and, since January 1986, has been a partner of the law firm Danielson Harrigan & Tollefson LLP. Mr. Harrigan holds a bachelor's degree from Harvard College and a law degree from Columbia Law School, and is a fellow of the American College of Trial Lawyers.

  Gregory B. Maffei, age 38, has served as a director of the Company since June 1998. Mr. Maffei has served as Chief Financial Officer of Microsoft Corporation ("Microsoft") since July 1997. He joined Microsoft in April 1993, where he served as Director of Business Development and Investments until April 1994, Treasurer from April 1994 to June 1996 and Vice President Corporate Development from July 1996 to July 1997. Mr. Maffei holds a bachelor's degree from Dartmouth College and a master's degree in business administration from Harvard Business School, where he was a Baker Scholar. Mr. Maffei also serves on the boards of directors of Cort Business Services Corporation and SkyTel Corp.

  Mark A. McClure, age 46, has served as Executive Vice President and a director of the Company since April 1998. He has served as the Executive Vice President and as a director of RMI since November 1996. Mr. McClure has been a retail account executive since joining RMI in June 1994, and has served as the director of the Regional Branch Offices since June 1996. Mr. McClure served as Senior Vice President of RMI from June 1994 to November 1996. Mr. McClure was a Vice President and retail account executive with Kidder, Peabody and Co., a stock brokerage firm, from 1976 to 1994, and served as an Assistant Manager from January 1987 to June 1994. Mr. McClure holds a bachelor's degree in business from Washington State University.

  Lesa A. Sroufe, age 41, has served as Chief Executive Officer and Chairman of the Board of the Company since April 1998. She has served as a director of RMI since joining RMI in November 1988. Since February 1998, Ms. Sroufe has served as RMI's Chief Executive Officer. Prior to such time, she served as RMI's Director of Research. Ms. Sroufe also served as Senior Vice President of RMI from November 1988 until November 1996 and as Executive Vice President from November 1996 until February 1998. Ms. Sroufe holds a bachelor's degree in business from the University of Washington and is a Chartered Financial Analyst.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company or RMI receive no additional compensation for their services as directors. The Company pays each nonemployee director $5,000 per year plus reimbursement of expenses incurred in connection with his or her service as a director. In addition, the Company grants a nonqualified stock option to purchase 25,000 shares of Common Stock to each nonemployee director on the date the director is first appointed or elected to the Company's Board of Directors, which grant fully vests on the first anniversary of the date of grant. Beginning with the Annual Meeting, the Company also will grant a fully vested nonqualified stock option to purchase 5,000 shares of Common Stock to each nonemployee director immediately following each annual meeting of shareholders.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

  During 1998, there were five meetings of the Board of Directors. Each director attended at least 75% of the meetings of the Board of Directors and of each committee of which he or she was a member.

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's consolidated financial statements and will perform such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The members of this committee are Arthur W. Harrigan, Jr. and Peter B. Madoff. The Audit Committee met once in fiscal 1998. The Compensation Committee determines officer and director compensation and administers the Company's compensation plans. The members of the Compensation Committee are Kirby L. Cramer and Gregory B. Maffei. The Compensation Committee did not meet in 1998, but did act by unanimous written consent.

                         BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of December 7, 1998 by (i) each person or entity known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) each officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                       NUMBER OF
                                                         SHARES      PERCENTAGE
                                                      BENEFICIALLY    OF SHARES
                  NAME AND ADDRESS                       OWNED       OUTSTANDING
                  ----------------                    ------------   -----------
John L. MacKenzie ...................................    977,625         7.3%
 c/o Ragen MacKenzie Group Incorporated
 999 Third Avenue, Suite 4300
 Seattle, WA 98104
Lesa A. Sroufe.......................................    262,500         2.0
Robert J. Mortell, Jr................................    441,776         3.3
Mark A. McClure......................................    121,100           *
V. Lawrence Bensussen................................    105,000(1)        *
Stanley G. Freimuth..................................    554,675         4.2
Kirby L. Cramer......................................          0           *
Arthur W. Harrigan, Jr...............................      2,000           *
Peter B. Madoff......................................          0           *
Gregory B. Maffei....................................          0           *
All Directors and Executive Officers
 as a group (9 persons)..............................  1,910,001        14.4

--------
*  Less than 1%

(1) Includes 2,138 shares held in UGMA accounts by Mr. Bensussen's children. Mr. Bensussen is the custodian of these accounts.

                            EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

  The following table sets forth certain information with respect to compensation paid by the Company (including its predecessor, RMI) for the fiscal year ended September 25, 1998 and by RMI for the fiscal-year ended September 26, 1997 to (i) the Chief Executive Officer, (ii) the other three most highly compensated executive officers of the Company during fiscal 1998, and (iii) Stanley G. Freimuth, who served as Chief Executive Officer of RMI for a portion of fiscal 1998 (collectively, the "Named Executive Officers"). No other employee of the Company who held office at September 25, 1998 met the definition of "executive officer" within the meaning of the executive compensation rules of the Securities and Exchange Commission (the "SEC").

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                            ANNUAL COMPENSATION                AWARDS
                                 ------------------------------------------ ------------
                                                               OTHER ANNUAL  SECURITIES   ALL OTHER
        NAME AND          FISCAL  SALARY   BONUS   COMMISSIONS COMPENSATION  UNDERLYING  COMPENSATION
   PRINCIPAL POSITION      YEAR   ($)(1)   ($)(1)    ($)(1)       ($)(2)    OPTIONS (#)    ($) (3)
   ------------------     ------ -------- -------- ----------- ------------ ------------ ------------
Lesa A. Sroufe, ........   1998  $297,670 $150,000       --      $14,025          --       $   900
 Chief Executive Officer   1997  $263,876 $364,000                             35,000      $   882
Robert J. Mortell, Jr...   1998  $397,670 $100,000       --          --           --       $   900
 President, Chief          1997  $397,875 $328,000       --          --           --       $   900
 Operating Officer and
 Treasurer
Mark A. McClure.........   1998  $ 97,670 $150,000  $196,159     $ 4,797          --       $20,875
 Executive Vice            1997  $147,875 $280,000  $214,691                    8,750      $ 4,058
 President
V. Lawrence Bensussen...   1998  $122,930 $145,000       --      $ 5,409       35,000      $   639
 Senior Vice President,    1997  $123,475 $120,000       --                       --       $   499
 Chief Financial Officer
 and Secretary
Stanley G. Freimuth.....   1998  $      0 $436,606  $636,026     $15,346          --       $22,312
                           1997  $  9,000 $888,670  $979,406                      --       $ 3,579

--------
(1) The following amounts were voluntarily deferred in 1998 pursuant to the Company's Deferred Compensation Plan (the "Deferred Compensation Plan"):
    Ms. Sroufe, $56,100; Mr. McClure, $19,186; Mr. Bensussen, $30,910; and Mr. Freimuth, $61,383. Such amounts are included in "Salary," "Bonus," and "Commissions" as applicable. The Deferred Compensation Plan is described in footnote 2 below.
(2) Under the Deferred Compensation Plan, amounts deferred are allocated to accounts that are credited with future gains and losses, as if actually invested in either Common Stock or short-term U.S. Treasury securities. Amounts deferred are allocated to these accounts at a discount ranging from 15% to 25% from the average trading price of the Common Stock or short-term U.S. Treasury securities during the five trading days preceding the allocation date. The following discount rates were provided under the Deferred Compensation Plan: Ms. Sroufe, 25%; Mr. McClure, 25%; Mr. Bensussen, 17.5%; and Mr. Freimuth, 25%. The amounts shown as "Other Annual Compensation" reflect the dollar value of such discounts. The Company's executive officers and employees whose compensation exceeded or equaled $100,000 in the prior year, or is expected to equal or exceed $100,000 in the then-current year are eligible to participate in the Deferred Compensation Plan. Eligible employees are permitted to defer a portion of their compensation (ranging from 15% of compensation for employees who earn at least $100,000, up to 25% of compensation for employees who earn at least $500,000). Eligible employees make an irrevocable election to have a specified percentage of compensation deferred during six month periods beginning on each January 1 and July 1, and to have such amounts allocated at the end of the six-month period to accounts that are credited with future gains and losses, as if actually invested as of the end of the deferral period in either Common Stock or short-term U.S. Treasury securities. The amounts deferred vest two years following the date they are allocated to an investment account. Amounts allocated to the stock equivalent account are settled in shares of Common Stock. Other deferred amounts are settled in cash.

(3) Represents premiums paid by the Company and RMI for life insurance for the benefit of the Named Executive Officers. The amounts shown for Mr. McClure and Mr. Freimuth also include $19,975 and $21,412, respectively, for fiscal year 1998, and $3,210 and $2,675, respectively, for fiscal year 1997, in cash payments made upon the exercise of stock options in amounts equal to the difference between the exercise price and a price contractually agreed upon by the Company and the Named Executive Officer.

Option Grants in Fiscal 1998

  The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended September 25, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                          --------------------------------------------------
                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED
                                                                               ANNUAL RATES OF
                             NUMBER OF     PERCENT OF                            STOCK PRICE
                            SECURITIES    TOTAL OPTIONS EXERCISE               APPRECIATION FOR
                            UNDERLYING     GRANTED TO     PRICE                 OPTION TERM(2)
                          OPTIONS GRANTED EMPLOYEES IN  ($/SHARE) EXPIRATION --------------------
          NAME                  (#)        FISCAL YEAR     (1)       DATE     5% ($)    10% ($)
          ----            --------------- ------------- --------- ---------- --------- ----------
Lesa A. Sroufe..........        --             --          --         --        --         --
Robert J. Mortell, Jr...        --             --          --         --        --         --
Mark A. McClure.........        --             --          --         --        --         --
V. Lawrence Bensussen...      35,000          4.69%      $14.125   10/21/01  $  87,300 $  185,300
Stanley G. Freimuth.....        --             --          --         --        --         --

--------
(1) All options were granted at fair market value on the date of grant.
(2) The assumed rates of growth are prescribed by the SEC for illustrative purposes only and are not intended to forecast or predict future stock prices.

Option Exercises in Fiscal 1998 and Fiscal Year-End Option Values

  The following table sets forth information regarding option exercises by the Named Executive Officers during the fiscal year ended September 25, 1998 and their options outstanding at fiscal year-end.

 AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES
                           SHARES            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          ACQUIRED                 OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             ON     VALUE      FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(1)
                          EXERCISE REALIZED ------------------------- -------------------------
          NAME              (#)     ($)(2)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----            -------- -------- ----------- ------------- ----------- -------------
Lesa A. Sroufe..........    7,000  $22,510        0             0           0            0
                           17,500  $57,675
                           35,000  $66,850
Robert J. Mortell, Jr...        0        0        0             0           0            0
Mark A. McClure.........   28,000  $92,280        0             0           0            0
                            8,750  $16,713
V. Lawrence Bensussen...    7,000  $23,070        0        35,000           0            0
Stanley G. Freimuth.....   17,500  $56,275        0             0           0            0
                           14,000  $46,140
                            1,925  $ 6,344

--------
(1) Amounts equal the closing price of the Common Stock on September 25, 1998 ($10.3125 per share), less the option exercise price, multiplied by the number of shares exercisable or unexercisable.
(2) "Value Realized" represents the fair value of the underlying securities on the exercise date minus the exercise price of such options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report on executive compensation is submitted by the Compensation Committee of the Board of Directors, which was formed in June 1998 at the time of the Company's June 23, 1998 initial public offering (the "IPO"). The members of the Compensation Committee are Kirby L. Cramer and Gregory B. Maffei, neither of whom is a current officer of the Company or its affiliates. The Compensation Committee did not meet during the fiscal year ended September 25, 1998, but did act by written consent. The Compensation Committee is responsible, among other things, for establishing and implementing the Company's compensation program for its executive officers.

OVERVIEW

  For the 1997 and 1998 fiscal years, the principal components of the Company's executive compensation program were (1) base salary, (2) an annual incentive compensation program, and (3) a long-term incentive compensation program. With the exception of the fiscal 1998 performance bonuses, the compensation paid to the Named Executive Officers in the 1997 and 1998 fiscal years was established by the Company's Chief Executive Officer prior to the formation of the Compensation Committee. For the 1998 fiscal year, performance bonuses earned by certain of the Named Executive Officers were approved by the Board of Directors and paid in October 1998, based on the recommendations of the Chief Executive Officer to the Compensation Committee, which reviewed the bonuses in early October.

  Since the IPO, the Compensation Committee has reviewed the Company's compensation programs, including the compensation of the Company's executive officers. The Compensation Committee has preliminarily concluded that substantial changes should be implemented to achieve the Company's objective of providing an attractive, competitive compensation structure that increases shareholder value. To this end, the Compensation Committee has determined that a greater portion of the compensation paid to each executive should be comprised of equity incentives and other incentive-based compensation. The incentive-based compensation would be directly linked to established goals for individual and Company performance. The Compensation Committee believes that this change will promote shareholder value by tying financial rewards directly to objective measures of performance, as well as the value of the Company's Common Stock.

  Compensation of the Company's Chief Executive Officer has been and will continue to be based on the same general criteria applicable to the Company's other executive officers. With respect to any individual executive, the Compensation Committee intends to structure compensation in a manner that takes into consideration the executive's level of responsibility and individual performance, as well as the Company's overall performance. The Compensation Committee also intends to consider each executive's contribution to the Company's long-term success.

OBJECTIVES

The Compensation Committee's objective is to establish a compensation program that supports the following goals:

  . Attracting and retaining dedicated, qualified and experienced executives by providing a compensation package that is competitive with those offered by other financial services firms;

  . Motivating executive officers to improve the Company's strategic and financial performance by tying compensation directly to performance in these areas; and

  . Promoting shareholder value by providing incentives that are directly linked to Company performance and the value of the Company's Common Stock.

COMPONENTS OF FISCAL 1998 COMPENSATION

Base Salary

  Members of the Company's executive committee, consisting of Lesa A. Sroufe, Robert J. Mortell, Jr. and Mark A. McClure, are compensated for their management service from a base salary compensation pool, which historically has been administered by the Chief Executive Officer, but is now administered by the Compensation Committee. The base salary pool provides a fixed amount of total base salary compensation for the eligible group of executive officers, which is then divided among the members of the eligible group based on objective and subjective criteria. In the fiscal year ended September 25, 1998, base salaries for the members of the Company's executive committee totaled $800,000. In fiscal 1998, Mr. Freimuth, who served on the executive committee for only a portion of the year, did not receive a base salary; Mr. Freimuth earned commissions from his management of client accounts and separate compensation for his management of the Company's Bellevue, Washington office. Mr. McClure earned commissions from his management of client accounts in addition to his base salary. Mr. Bensussen's base salary was established separately by Ms. Sroufe.

  The Compensation Committee has determined that each executive officer's base salary should be reduced in future fiscal years and that base salaries should comprise a smaller portion of each executive's total compensation.

Annual Incentive Compensation

  Members of the Company's executive committee also are entitled to participate in the Company's executive performance bonus plan (the "Bonus Plan"). The Bonus Plan provides for a bonus pool from which awards may be paid to executive committee members. The maximum amount to be included in the award pool for any year will equal a percentage of adjusted pretax net income of the Company for the year, before providing for incentive compensation and extraordinary items ("Pool Income"). In fiscal 1998, per the formula established in 1997, the maximum award pool available to executives consisted of 10% of Pool Income, if any, from $8,000,000 to $10,000,000; 9% of Pool Income, if any, from $10,000,000 to $20,000,000; 8% of Pool Income, if any, from $20,000,000 to $30,000,000; and 7% of Pool Income, if any, in excess of $30,000,000. At the conclusion of the fiscal year, the award pool is allocated among the executive committee members. In no event is the percentage of the award pool allocated to any participant to exceed 50% of the award pool.

  For the 1998 fiscal year, the Chief Executive Officer made recommendations to the Compensation Committee and the Board regarding bonuses, and in October 1998 the Board approved and paid bonuses earned during the 1998 fiscal year per Ms. Sroufe's recommendations. The bonuses actually paid for the 1998 fiscal year pursuant to the Bonus Plan were lower than the amounts available in the pool, and the pool was further reduced to adjust for the departure of Mr. Freimuth as an executive committee member in February 1998. Awards made under the Bonus Plan for the 1997 and 1998 fiscal years are reflected in the Summary Compensation Table. Mr. Bensussen's 1998 cash bonus was determined separately by Ms. Sroufe.

  In the future, the Compensation Committee intends to establish criteria that it deems appropriate for awards under the Bonus Plan, which may or may not be tied to pretax operating income of the Company.

Long-Term Incentive Compensation

  1998 Stock Incentive Compensation Plan. Although the Company has not routinely used stock option and other equity-based awards to compensate the Company's executive officers, the Compensation Committee intends in the future to implement an award program as part of each executive officer's compensation package. The Compensation Committee believes that, when combined with awards under the Bonus Plan, these equity-based incentives will motivate executive officers to attain the highest levels of performance by providing for financial rewards through appreciation of the Company's Common Stock.

  The Company's 1998 Stock Incentive Compensation Plan (the "1998 Plan") permits the Compensation Committee to make awards of stock options and restricted stock to its executive officers and selected employees. The Compensation Committee has the discretion to establish the vesting schedule and exercise price associated with any award under the 1998 Plan, although grants typically have a two- or three-year vesting schedule, and options typically have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The Compensation Committee believes that because the value of equity-based awards under the 1998 Plan is dependent upon the increase in market value of the Company's Common Stock, awards under the 1998 Plan can provide a long-term incentive for executive officers to remain with the Company and to strive to enhance shareholder value by increasing the market value of the Company's Common Stock.

  Deferred Compensation Plan. The Company has adopted the Deferred Compensation Plan for the Company's executive officers and employees whose compensation (including salary, bonus and commissions) equaled or exceeded $100,000 in the prior year, or is expected to equal or exceed $100,000 in the then-current year. Eligible employees are permitted to defer a portion of their compensation (ranging from 15% of compensation for employees who earn at least $100,000 to 25% of compensation for employees who earn at least $500,000). Eligible employees can make an irrevocable election to have a specified percentage of compensation deferred during six-month periods beginning on each January 1 and July 1, and to have such amounts allocated at the end of the six-month deferral period to accounts that will be credited with future gains and losses as if actually invested as of the end of the deferral period in either the Company's Common Stock or short-term U.S. Treasury securities. The amounts deferred are allocated to the chosen "investment account" at a discount that ranges from 15% to 25% from the average trading price of the Company's Common Stock or short-term U.S. Treasury securities, as the case may be, during the five trading days preceding the allocation date. The amounts deferred vest two years following the date they are allocated to the chosen investment account. Amounts allocated to stock equivalent accounts are settled in shares of the Company's Common Stock. Other deferred amounts are settled in cash.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The compensation of the Company's Chief Executive Officer historically has been established according to the same criteria applicable to all executive officers. The Compensation Committee believes that this will continue to be the case in future periods. As with other executive officers, the Company has considered and will continue to consider the Chief Executive Officer's individual performance and level of responsibility in addition to overall company performance. The Compensation Committee believes that the overall compensation of the Company's Chief Executive Officer has been appropriate in light of individual and Company performance and the compensation paid to chief executive officers of comparable companies.

FUTURE EXECUTIVE COMPENSATION STRUCTURE

  Except for the reduction in the base salaries, the Compensation Committee has not yet made specific determinations with respect to the compensation package for the Company's executive officers for the 1999 fiscal year. Although the Compensation Committee plans to ensure that a greater portion of each officer's compensation is comprised of equity and cash bonus incentives, it has not established the actual amounts of incentive-based compensation that each executive may be eligible to receive.

  When making executive compensation decisions for the 1999 fiscal year, the Compensation Committee intends to evaluate information regarding compensation paid to similarly situated executive officers of comparable firms, including survey information regarding compensation of executives of certain firms that are members of the peer group referenced in the Stock Performance Graph. In addition, the Compensation Committee may seek advice from independent compensation consultants as to alternatives that will promote the Company's business and compensation objectives.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the Company's Named Executive Officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee does not anticipate there will be any such nondeductible compensation in the foreseeable future.

                                          THE COMPENSATION COMMITTEE

                                          Kirby L. Cramer
                                          Gregory B. Maffei

                         STOCK PRICE PERFORMANCE GRAPH

  The graph set forth below compares the cumulative total return on the Company's Common Stock with the cumulative total return of a sub-index of the Media General Industry Group Index of Regional Investment Brokerage Firms, which is comprised of twelve publicly traded regional investment brokerage firms selected by, and including, the Company (the "Peer Group Index"), and the Standard & Poor's 500 Index for the period beginning on the date of the Company's IPO on June 23, 1998 and ending on September 25, 1998. The graph assumes an initial investment of $100 in each and assumes the reinvestment of any dividends. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.




 Measurement Period            RAGEN        PEER GROUP     S&P 500
(Fiscal Year Covered)        MACKENZIE        INDEX         GROUP
-------------------          ----------     ---------     ----------
Measurement Pt-  6/23/1998   $100.00        $100.00      $100.00
      6/30/1998              $107.08        $102.27      $100.00
      7/31/1998              $ 92.04        $ 96.58      $ 98.94
      8/31/1998              $ 70.80        $ 67.01      $ 84.63
      9/25/1998              $ 73.01        $ 75.08      $ 90.05

     EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
                                 ARRANGEMENTS

EMPLOYMENT CONTRACTS

  Mark A. McClure, the Company's Executive Vice President, is employed by RMI pursuant to an employment agreement, dated June 16, 1994, as amended by an addendum dated June 3, 1997 (the "McClure Agreement"). Under the McClure Agreement, which is effective until his employment is terminated, Mr. McClure is compensated on a commission basis for his activities as a broker. In addition, Mr. McClure is obligated to commit 75% to 80% of his time to management efforts at RMI, for which he is to be compensated with a base salary of $100,000 per year. The McClure Agreement provides that RMI may terminate Mr. McClure's employment for "cause," as defined in the McClure Agreement.

CHANGE-IN-CONTROL ARRANGEMENTS UNDER OPTION PLANS

  The vesting of stock options, stock appreciation rights and restricted stock awards outstanding or granted in the future under the Company's 1998 Stock Incentive Compensation Plan, RMI's 1996 Stock Option Plan, RMI's 1993 Stock Option Plan and RMI's 1989 Stock Option Plan and deferred compensation under the Deferred Compensation Plan may accelerate upon the occurence of certain corporate transactions, including (i) a merger or consolidation of the Company in which it is not the surviving corporation or pursuant to which shares of Common Stock are converted into cash, securities or other property (other than a merger or consolidation in which holders of the Company's outstanding securities immediately before such transaction own at least two-thirds of the outstanding voting securities of the capital stock of the surviving corporation following such transaction), (ii) a sale, lease, exchange or other transfer of all or substantially all of the Company's assets (other than a transfer to a majority-owned subsidiary), (iii) the Company's liquidation or dissolution, or (iv) the acquisition by a person, within the meaning of
Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, of a majority of the Company's outstanding voting securities.

                             CERTAIN TRANSACTIONS

  Brooks G. Ragen, a founder of RMI's predecessor, RMI's former Chairman and Chief Executive Officer and a large shareholder of the Company, has entered into a 36-month agreement that commenced upon effectiveness of the IPO pursuant to which he intends to establish and be employed by a newly formed company that will serve as a correspondent of RMI. A correspondent is an independent broker-dealer that contracts with RMI to clear and execute securities transactions on behalf of the correspondent's customers on a fully disclosed basis, and to maintain possession or control of all account assets of the correspondent's customers. Mr. Ragen will leave the employ of the Company on December 31, 1998. The Company believes that in connection with Mr. Ragen's departure, Mr. Ragen or his new company intends to hire in addition to Mr. Ragen seven current or former employees of RMI, one of whom is a registered broker. Mr. Ragen and his current client service team's production accounted for approximately $2.9 million (2.9%) and $2.8 million (3.2%) of RMI's total revenues in the fiscal years 1998 and 1997, respectively, and it is estimated that Mr. Ragen's activities accounted for a similar percentage of net income during those periods.

  Teresa A. James, John L. MacKenzie's daughter, has been employed by the Company since August 1992. For fiscal 1998, Teresa A. James received compensation of $111,659. William R. Mortell, Robert J. Mortell, Jr.'s son, has been employed by the Company since February 1994. For fiscal 1998, William
R. Mortell received compensation of $77,500. Cameron B. Ragen, Brooks Ragen's son, has been employed by the Company since September 1994. For fiscal 1998, Cameron Ragen received compensation of $147,751. The Company believes that the terms of their employment were at least as favorable to the Company as would have been obtained in arm's-length dealings with unrelated third parties.

  Peter B. Madoff is Senior Managing Director of Bernard L. Madoff Investment Securities ("BMIS"), which is one of several third-party firms that execute orders to purchase or sell securities at the request of the Company. Payments to the Company by BMIS in connection with such services were $268,000 for fiscal 1998.

  Arthur W. Harrigan, Jr. is a partner of the law firm Danielson Harrigan & Tollefson LLP, which the Company retained in fiscal 1998 in connection with certain matters relating to its reorganization and IPO.

  Robert J. Mortell, Jr. participated in the Company's 1997 Share Repurchase Plan, pursuant to which RMI redeemed from Mr. Mortell 8,800 shares of common stock of RMI on April 14, 1997 for $50,336 (the book value of the shares as of the end of the Company's fiscal quarter preceding redemption). Under the 1997 Share Repurchase Plan, Mr. Mortell received a cash payment in fiscal 1998, in the amount of $64,240, representing the difference between the book value of his RMI shares at the time of redemption and the initial public offering price of the Common Stock. The cash payment was made in settlement pursuant to the terms of the 1997 Share Repurchase Plan of a previously issued stock appreciation right relating to Mr. Mortell's RMI shares.

  The Company, in the ordinary course of its business, extends credit to margin accounts in which certain of its officers and directors may have an interest. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons, and do not involve more than a normal risk of collectibility or present other unfavorable terms. From time to time and in the ordinary course of its business, the Company also enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. Such purchases and sales are effected on substantially the same terms as similar transactions with unaffiliated third parties.

  During fiscal 1998, John L. MacKenzie's aggregate compensation from the Company was $429,520. During fiscal 1998, Brooks G. Ragen's aggregate compensation from the Company was $635,327.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  One report required to be filed by V. Lawrence Bensussen was inadvertently filed two days late, and another report required to be filed by Gregory B. Maffei was inadvertently filed one day late. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during the fiscal year ended September 25, 1998, all other officers, directors and greater-than-10% shareholders complied with all
Section 16(a) filing requirements.

                                   AUDITORS

  The Company has selected Deloitte & Touche LLP to continue as its independent public accountants for the fiscal year ending September 24, 1999. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

                           EXPENSES OF SOLICITATION

  The accompanying proxy is solicited by and on behalf of the Board of Directors, and the entire cost of such solicitation will be borne by the Company. Solicitation may be by personal interview, telephone, telegram, facsimile transmission or messenger by directors, officers and other employees of the Company without special compensation. The Company will reimburse persons holding shares of Common Stock in their names or in names of nominees, but not owning such shares beneficially, such as banks, brokerage houses and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding solicitation materials.

                                 OTHER MATTERS

  The Company knows of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with their discretion with respect to such matters.

                           PROPOSALS OF SHAREHOLDERS

  Proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy card for the 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company by August 19, 1999.

  In addition, the Company's Bylaws include advance notice provisions that require shareholders desiring to bring nominations or other business before an annual shareholder meeting to do so in accordance with the terms of the advance notice provisions. These advance notice provisions require that, among other things, shareholders give timely written notice to the Secretary of the Company regarding such nominations or other business. To be timely, a notice must be delivered to the Secretary at the principal executive offices of the Company no more than 90 days and no less than 60 days prior to the anniversary of the previous year's annual meeting.

  Accordingly, a shareholder who intends to present a proposal at the 2000 Annual Meeting without inclusion of the proposal in the Company's proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no earlier than October 30, 1999 and no later than November 29, 1999. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                          ANNUAL REPORT ON FORM 10-K

  A copy of the Company's combined Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended September 25, 1998 accompanies this Proxy Statement. An additional copy will be furnished without charge to beneficial shareholders or shareholders of record upon request to Naomi A. Reed, Ragen MacKenzie Group Incorporated, 999 Third Avenue, Suite 4300, Seattle, Washington 98104.

                                                                Please mark  [X]
                                                                 your vote
                                                                as indicated
                                                                   in this
                                                                   example

                                 FOR all nominees         WITHHOLD AUTHORITY
                                 except as modified to    to vote for all
                                 the contrary below.      nominees listed below.
1.   Election of Directors:             [_]                      [_]

(INSTRUCTIONS: To withhold authority to vote for any individual strike a line through the nominee's name below.)

The Board of Directors recommends a vote for the election of the following directors:

Class I:                     Class II:
Kirby L. Cramer              Arthur W. Harrigan, Jr.
Peter B. Madoff              Gregory B. Maffei
John L. MacKenzie            Mark A. McClure
Robert J. Mortell, Jr.       Lesa A. Sroufe

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS.


Signature(s) ______________________________________________ Date _______________
Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of mailing and the proxy statement is hereby acknowledged.

PROXY

                      RAGEN MACKENZIE GROUP INCORPORATED

  This Proxy is solicited by the Board of Directors for the Annual Meeting of
                        Shareholders - January 28, 1999

     The undersigned hereby appoint(s) Lesa A. Sroufe and V. Lawrence Bensussen and each of them as proxies with full power of substitution, to represent and vote as designated all shares of Common Stock of Ragen MacKenzie Group Incorporated held by record by the undersigned on December 11, 1998 at the annual meeting of shareholders of Ragen MacKenzie Group Incorporated to be held at Benaroya Hall, 200 University Street, Seattle, Washington, at 1:30 p.m., local time, on Thursday, January 28,1999, with authority to vote upon the matter listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

              IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE